Exhibit 10.2

MRV Communications, Inc.	Luminent, Inc.
20415 Nordhoff Street	20550 Nordhoff Street
Chatsworth, California 91311	Chatsworth, California 91311
July 18, 2006
Mr. Xinqiang Ma
Chairman of Board
Huagong Tech Company Limited
Huagong Tech BDG, Science & Technology Region of HUST
Donghu High-Tech Zone
Wuhan, Hubei Province, P.R.China

Re:	Termination of Framework Agreement
Dear Chairman Ma:
     This will confirm our telephone conversation of July 17, 2006 in reference to the Framework Agreement dated as of May 23, 2006 entered into by and among Huagong Tech Company Limited, MRV Communications, Inc., Wuhan Huagong Genuine Optics Technology Co., Ltd. (“HG Genuine”), and Luminent, Inc. (the “Framework Agreement”), wherein we mutually agreed to terminate the Framework Agreement in accordance with the provisions of Section 9.1(a) thereof and that no party shall have any obligation or liability toward any other party in relation to such termination.
     As you expressed in our telephone conversation, we too hope to find mutually agreeable terms in the future in which the synergies between HG Genuine and Luminent can be realized.
     Please confirm our agreement by dating and signing, and having Mr. Wen on behalf of HG Genuine sign, a copy of this letter in the spaces provided below and returning a signed copy to us.
Very truly yours,

MRV Communications, Inc.		Luminent, Inc.

By:	/s/ Noam Lotan	By:	/s/ Near Margalit

Name:	Noam Lotan	Name:	Near Margalit
Title:	President and Chief Executive Officer	Position:	Chief Executive Officer
Confirmed and agreed this 18th day of July, 2006:

Huagong Tech Company Limited		Wuhan Huagong Genuine Optics Technology Co., Ltd.

By:	/s/ Xinqiang Ma	By:	/s/ Wen Xiong

Name: Title:	Xinqiang Ma Chairman	Name: Title:	Wen Xiong General Manager